UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Albertsons Companies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF ALBERTSONS COMPANIES, INC.
TO BE HELD ON AUGUST 4, 2022

This proxy statement supplement (the “Supplement”), dated July 15, 2022, provides updated information with respect to the 2022 annual meeting (“Annual Meeting”) of Albertsons Companies, Inc. (the “Company”) to be held on August 4, 2022, at 2:30 p.m., Mountain Daylight Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the stockholders of the Company on or about July 15, 2022. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on June 21, 2022 (the “Proxy Statement”), continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in our Current Report on Form 8-K filed with the SEC on July 15, 2022, we are deeply saddened to inform you that Mr. Steven Davis, one of our directors and a member of the Audit and Risk Committee (the “Audit Committee”) and Chair of the Finance Committee (“Finance Committee”) of our Board of Directors (the “Board”) died unexpectedly on July 10, 2022. Our Board expresses its gratitude and appreciation for Mr. Davis’s years of leadership and service to the Company and its stockholders and extends sincere condolences to Mr. Davis’s family and friends.

In light of his death, Mr. Davis, whose term as a director was scheduled to expire at the Annual Meeting and who is listed as a nominee for our Board in the Proxy Statement, is no longer a nominee.

On July 15, 2022, the Board appointed Ms. Sharon Allen, a current independent director, to fill Mr. Davis’s vacancy on the Audit Committee. The Board has also affirmatively determined that Ms. Allen qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Upon her appointment to the Audit Committee, Ms. Allen will no longer serve as a member of the Compensation Committee but will continue to serve as Chair of the Governance, Compliance and ESG Committee of the Board. At this time, the Board has determined not to fill Mr. Davis’s vacancy on the Finance Committee, nor to appoint a successor nominee for election at the Annual Meeting. The Board has reduced the number of directors on the Board to 13 members.

All nominees, other than Mr. Davis, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Mr. Davis will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Davis. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Davis’s name as a nominee for election as a director.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

By order of the Board of Directors,

Juliette W. Pryor Executive Vice President – General Counsel and Secretary